Exhibit 10.1 Summary Sheet: Named Executive Officer Base Salaries 2006
Base Salaries for 2006 for the Named Executive Officers

Name	Title	2006 Base Salary
William J. Oddy	Chief Executive Officer	$682,500
James W. Noyce	Chief Financial Officer and Chief Administrative Officer	$461,100
Stephen M. Morain	Senior Vice President and General Counsel	$428,200
Bruce A. Trost	Executive Vice President – P/C Companies	$355,100
JoAnn W. Rumelhart	Executive Vice President – Farm Bureau Life	$348,400

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